Exhibit 99.1

Hewitt Associates, Inc. 100 Half Day Road Lincolnshire, IL 60069 Tel (847) 295-5000 Fax (847) 295-7634 www.hewitt.com	For Immediate Release February 6, 2006

	Contact:	Investors: Genny Pennise (847) 295-5000, investor.relations@hewitt.com
Media: Kelly Zitlow (847) 442-7664, kelly.zitlow@hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel

Islands

Chile

China

Czech

Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto

Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

Hewitt Associates Reports First Quarter Results

Company Continues Momentum in HR BPO

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, today reported results for its fiscal 2006 first quarter ended December 31, 2005.

For the first fiscal quarter, Hewitt’s reported net revenues (revenues before reimbursements) declined 1%, to $701.0 million, from $709.0 million in the comparable prior-year quarter. Outsourcing revenues declined 3%, and Consulting revenues increased 6%. The current quarter was impacted by a $16 million decline in third-party supplier revenues, and the net unfavorable effects of foreign currency translation of $6 million. Acquisitions contributed $3 million of revenue in the quarter.

“We are off to a good start to the new year, relative to our expectations, and are encouraged by the high level of activity in the marketplace and the continued demand we are seeing for both our Outsourcing and Consulting services,” said Dale L. Gifford, chairman and chief executive officer. “Excluding a couple of unusual items that impacted our results in the quarter, the underlying fundamentals of the business are quite strong. The performance of the Outsourcing business met our expectations, and we are particularly pleased with the performance of the Consulting business, which posted growth in both revenue and margins across the board that exceeded even our own expectations,” he added.

“We’ve made progress toward structuring our business to achieve more profitable growth, and with continued focus on our cost structure and sharp execution, we feel that we are well-positioned to achieve the financial objectives that we set for the full fiscal year.”

Reported Results

Operating income for the first quarter declined 19%, to $49.9 million, and reported operating margin was 7.1%, compared to 8.7% in the prior-year quarter. Net income for the first quarter declined 7%, to $31.5 million, or $0.29 per diluted share, compared with $34.0 million, or $0.28 per diluted share in the prior-year quarter.

Hewitt Associates	1

This quarter’s results include the following significant items:

On October 1, 2005, the Company adopted the provisions of FAS 123(R). As a result, first quarter results include $3 million of pretax expense related to the expensing of stock options. Total stock-based compensation expense in the quarter was $11 million higher as compared to the prior-year quarter, reflecting stock option expense, as well as expense associated with prior- and current-year restricted stock grants.

Late in the quarter, the Company was notified by one of its HR BPO clients of its intent to terminate its contract with the Company. As a result, earnings include a net $10 million non-cash pretax charge related to the recognition of previously deferred direct implementation costs and revenue. The contract calls for a termination fee which will be recorded upon receipt. Discussions with the client are ongoing.

Selected staffing reductions resulted in a $7 million pretax charge in the quarter related to employee termination costs.

Finally, reported earnings also include a $7 million pretax non-operating gain related to the contribution of the Company’s retirement and financial management business within Germany to a German actuarial business in exchange for an increased investment in that actuarial business.

Core Earnings

Core earnings, a non-GAAP financial measure, consist of reported results, excluding pretax charges of $4 million in each of the 2006 and 2005 first quarters, related to the amortization of the one-time, IPO-related grant of restricted stock to employees. Core earnings per share also include the shares issued in the IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

Core earnings for the first quarter decreased 8%, to $33.9 million, $0.31 per diluted share, from $36.6 million, $0.30 per diluted share, in the prior-year quarter.

Business Segment Results

During the first quarter of fiscal 2006, the Company completed an internal reorganization designed to streamline operations and create greater accountability throughout the Company. Although the reorganization did not result in a change to the reportable segments, it did have an impact on the revenues and income reported within each segment, as well as on the level of unallocated shared services costs. Additionally, the Company began to record intersegment revenues for work performed by one segment on behalf of another. These changes are reflected in the Company’s segment results beginning in the first quarter of fiscal 2006, and prior-year segment results have been presented on an adjusted basis to assist in the comparability of current-period results.

Outsourcing

Outsourcing segment revenues declined 3% in the first quarter, to $512.1 million, from $527.4 million in the prior-year quarter. Adjusting for the expected significant decline in third-party supplier revenues, the effects of acquisitions of approximately $2 million, and the unfavorable effects of foreign currency translation of approximately $2 million, Outsourcing revenues were flat over the comparable prior-year quarter. Growth in the

Hewitt Associates	2

benefits business, driven by increased services to new and existing clients and one-time project work, and an increase in services to new HR BPO clients, was offset by a decrease in direct revenues resulting from the Bank of America contract termination.

Outsourcing segment income was $44.0 million in the first quarter, compared with $61.8 million in the prior-year first quarter. Outsourcing segment margin was 8.6%, compared to 11.7% in the prior-year quarter. The decrease in margin was principally driven by the recognition of a non-cash pretax charge of $10 million resulting from the aforementioned notification by an HR BPO client of its intention to terminate its contract, $7 million of severance expense related to selected staffing reductions, and $4 million of higher stock-based compensation expense versus the prior-year quarter. Excluding these items, Outsourcing margins increased primarily due to higher benefits margins resulting from increased efficiencies at the client team level and an increase in profitable one-time project work. The increase was partially offset by continued investment in early-stage HR BPO contracts.

As of December 31, 2005, the Company was live with 18.4 million end-user benefits participants and approximately 700,000 client employees with HR BPO services.

The Company has continued its momentum in the HR BPO business by signing a letter of intent with a new client for a broad range of HR BPO services. This arrangement aligns with the Company’s strategy of pursuing deals which meet carefully selected strategic and financial parameters, including enhancing the Company’s global footprint.

The Company now has more than $220 million of annualized Outsourcing revenue in backlog (defined as a signed contract or letter of intent), of which more than 65% is related to HR BPO services, and the remainder is for stand-alone benefits services. The Company has more than $300 million of annualized Outsourcing revenue in the pipeline (defined as a formal proposal outstanding), of which more than 65% is related to HR BPO.

Consulting

Consulting segment revenues increased 6% in the first quarter, to $195.7 million, from $184.8 million in the prior-year quarter. Adjusting for the unfavorable effects of foreign currency translation of approximately $4 million, and the effects of dispositions of approximately $1 million, Consulting revenues increased 9% over the prior-year quarter. Revenue growth was strong across all practices and regions, driven by demand for the Company’s talent-related consulting services globally, favorability in actuarial consulting, and strength in healthcare consulting, partly related to changes in Medicare regulations.

Consulting segment income increased 23% in the first quarter, to $41.8 million, compared with $33.9 million in the prior-year quarter. Consulting segment margin was 21.4%, compared with 18.3% in the prior-year quarter. The increase was primarily due to higher revenues as well as lower operating costs across the segment service areas, offset in part by higher stock-based compensation expense versus the prior-year quarter of $6 million.

Hewitt Associates	3

Unallocated Shared Services Costs

Reported unallocated shared services costs were $32.0 million, 4.6% of revenues, in the first quarter, compared with $29.5 million, 4.2% of revenues, in the prior-year quarter. The increase in expenses relative to revenues was primarily a result of higher stock-based compensation expense versus the prior-year quarter of $1 million, higher professional services fees, and lower net revenues.

Cash Flow and Investments

Reported cash flow from operations increased to $104.4 million, from $50.8 million in the prior-year quarter. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), increased to $86.3 million, from $18.6 million in the prior-year quarter. The increase in free cash flow was driven primarily by lower incentive compensation paid in the current period as compared to prior-year payments, lower capital expenditures, and a $33 million prepayment for services from one of the Company’s HR BPO clients received during the quarter. The increase was partially offset by continued investment in new HR BPO clients and a decrease in accounts payable primarily resulting from the timing of payments.

Business Outlook

For fiscal 2006, the Company continues to expect total Company net revenue to be comparable to fiscal 2005’s level, comprised of a low-single digit decrease in Outsourcing, and mid-single digit growth in Consulting. The Company continues to expect core earnings in fiscal 2006 of about $145 million to $150 million. For fiscal 2006, the Company expects free cash flow of approximately $200 million to $220 million.

For the second quarter of fiscal 2006, the Company expects a low- to mid-single digit decline in total Company net revenue, and core earnings of about $28 million to $31 million.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss first quarter results and the Company’s outlook for the remainder of fiscal 2006. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings,” a non-GAAP financial measure. A full reconciliation of core earnings to GAAP earnings is included in this press release and posted on the Company’s Web site. This release will be under the Investor Relations section of www.hewitt.com.

Hewitt Associates	4

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,400 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 350 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 22,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

###

Hewitt Associates	5

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per-share amounts)

	Three Months Ended December 31,
	2005	2004	% Change
Revenues:
Revenues before reimbursements (net revenues)	$701,047	$708,964	(1.1)%
Reimbursements	18,646	14,889	25.2%

Total revenues	719,693	723,853	(0.6)%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	433,493	420,345	3.1%
Initial public offering restricted stock awards	3,950	4,426	(10.8)%
Reimbursable expenses	18,646	14,889	25.2%
Other operating expenses	178,281	184,209	(3.2)%
Selling, general and administrative expenses	35,446	38,251	(7.3)%

Total operating expenses	669,816	662,120	1.2%

Operating income	49,877	61,733	(19.2)%

Other income (expenses), net	3,786	(4,064)	193.2%

Income before income taxes	53,663	57,669	(6.9)%

Provision for income taxes	22,131	23,644	(6.4)%

Net income	$31,532	$34,025	(7.3)%

Earnings per share:
Basic	$0.29	$0.29
Diluted	$0.29	$0.28

Weighted average shares:
Basic	107,005,870	117,580,361
Diluted	108,950,855	119,598,958

Hewitt Associates	6

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands, except per-share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $32 million, or $0.29 per diluted share, for the three months ended December 31, 2005, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of the Company’s underlying operating performance. For the three months ended December 31, 2005 and 2004, core earnings and core EPS were:

Core Earnings and Core Earnings Per Share

	Three Months Ended December 31,
	2005	2004	% Change
Operating income as reported	$49,877	$61,733	(19.2)%
Add back amortization of one-time initial public offering restricted stock awards	3,950	4,426	(10.8)%

Core operating income	53,827	66,159	(18.6)%
Other income (expenses), net as reported	3,786	(4,064)	193.2%

Core pretax income	$57,613	$62,095	(7.2)%
Adjusted income tax expense (1)	23,760	25,459	(6.7)%

Core earnings	$33,853	$36,636	(7.6)%

Core earnings per share:
Basic	$0.31	$0.31
Diluted	$0.31	$0.30
Core shares outstanding:
Basic (2)	107,749,737	119,202,328
Diluted (3)(4)	111,206,766	120,700,339

(1)	Assumes an effective tax rate of approximately 41.2% and 41.0% for the three months ended December 31, 2005 and 2004, respectively.
(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of the Company’s owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 496,170 and 408,956 at December 31, 2005 and 2004, respectively, and 13,519,085 and 2,199,606 of treasury stock at December 31, 2005 and 2004, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;

•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the Exult acquisition date, October 1, 2004:

•	22,092,086 shares of common stock issued in connection with the acquisition weighted as of October 1, 2004.

Throughout the periods presented:

•	35,034 and 24,801 shares of common stock, restricted stock and restricted stock units issued for Director compensation at December 31, 2005 and 2004, respectively.

•	758,941 and 221,042 shares of common stock issued to fulfill the exercise of stock options at December 31, 2005 and 2004, respectively.

(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options, restricted stock and restricted stock units issued outside of the initial public offering restricted stock award calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 1,586,281 shares and 1,498,011 shares for the three-month periods ended December 31, 2005 and 2004, respectively.
(4)	For the three-month period ended December 31, 2005 and 2004, the Company had debt securities convertible into 1,870,748 shares of Class A common stock. For the period ended December 31, 2005, the securities were dilutive and the shares and $568 of interest expense, net of taxes, were included in diluted earnings per share. For the three-month period ended December 31, 2004, the securities were not dilutive and therefore were not included in diluted core earnings per share.

Hewitt Associates	7

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

Business Segments

	Three Months Ended December 31,
	2005	2004 (2)	% Change
Outsourcing
Revenues before reimbursements (net revenues)	$512,131	$527,384	(2.9)%
Segment income	43,965	61,817	(28.9)%
Segment income as a percentage of segment net revenues	8.6%	11.7%

Consulting
Revenues before reimbursements (net revenues)	$195,737	$184,767	5.9%
Segment income	41,817	33,867	23.5%
Segment income as a percentage of segment net revenues	21.4%	18.3%

Total Company
Revenues before reimbursements (net revenues)	$707,868	$712,151	(0.6)%
Intersegment revenues	(6,821)	(3,187)	(114.0)%
Reimbursements	18,646	14,889	25.2%

Total revenues	$719,693	$723,853	(0.6)%

Segment income	$85,782	$95,684	(10.3)%

Charges not recorded at the Segment level:
Initial public offering restricted stock awards (1)	3,950	4,426	(10.8)%
Unallocated shared services costs	31,955	29,525	8.2%

Operating income	$49,877	$61,733	(19.2)%

(1)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million were incurred in each of the three-month periods ended December 31, 2005 and 2004.
(2)	Prior year results have been restated to conform with the current year presentation. See www.hewitt.com for additional information.

Hewitt Associates	8

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for share amounts)

	December 31,	September 30,
	2005	2005
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$197,433	$157,928
Short-term investments	93,515	59,693
Client receivables and unbilled work in process, less allowances of $23,188 and $23,922 at December 31, 2005 and September 30, 2005, respectively	551,259	595,691
Prepaid expenses and other current assets	94,122	83,762
Funds held for clients	101,858	97,907
Deferred income taxes, net	13,009	5,902

Total current assets	1,051,196	1,000,883

Non-Current Assets
Deferred contract costs	280,461	253,505
Property and equipment, net	298,827	302,875
Other intangible assets, net	355,697	372,996
Goodwill, net	686,100	694,370
Other assets, net	34,423	32,711

Total non-current assets	1,655,508	1,656,457

Total Assets	$2,706,704	$2,657,340

LIABILITIES

Current Liabilities
Accounts payable	$26,640	$57,412
Accrued expenses	174,757	156,575
Funds held for clients	101,858	97,907
Advanced billings to clients	193,270	156,257
Accrued compensation and benefits	159,740	171,486
Short-term debt	11,740	12,915
Current portion of long-term debt and capital lease obligations	16,975	26,989

Total current liabilities	684,980	679,541

Long-Term Liabilities
Deferred contract revenues	152,364	140,474
Debt and capital lease obligations, less current portion	297,640	299,169
Other long-term liabilities	120,637	127,376
Deferred income taxes, net	102,011	99,423

Total long-term liabilities	672,652	666,442

Total Liabilities	$1,357,632	$1,345,983

Commitments and Contingencies

Hewitt Associates	9

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands, except for share amounts)

	December 31,	September 30,
	2005	2005
	(Unaudited)
STOCKHOLDERS’ EQUITY

Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 77,536,842 and 72,970,960 shares issued, 64,017,757 and 59,456,565 shares outstanding, as of December 31, 2005 and September 30, 2005, respectively	$775	$730
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 43,177,949 and 45,181,849 shares issued and outstanding as of December 31, 2005 and September 30, 2005, respectively	432	452
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 3,305,615 and 3,540,461 shares issued and outstanding as of December 31, 2005 and September 30, 2005, respectively	33	35
Restricted stock units, 98,967 units issued and outstanding, as of December 31, 2005 and September 30, 2005, respectively	—	2,035
Additional paid-in capital	1,319,792	1,315,119
Cost of common stock in treasury, 13,519,085 and 13,514,395 shares of Class A common stock as of December 31, 2005 and September 30, 2005, respectively	(388,769)	(388,638)
Retained earnings	360,695	329,162
Unearned compensation	—	(17,326)
Accumulated other comprehensive income	56,114	69,788

Total stockholders’ equity	1,349,072	1,311,357

Total Liabilities and Stockholders’ Equity	$2,706,704	$2,657,340

Hewitt Associates	10

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$31,532	$34,025
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	37,263	36,832
Amortization of premiums and discounts on financial instruments	317	310
Stock-based compensation	18,102	7,602
Deferred income taxes	(4,491)	15,641
Gain on contribution of business	(6,827)	—
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	44,480	53,180
Prepaid expenses and other current assets	(11,401)	(833)
Deferred contract costs	(27,116)	(5,900)
Other assets	(474)	(991)
Accounts payable	(30,522)	(16,476)
Accrued compensation and benefits	(10,113)	(89,958)
Accrued expenses	20,115	(12,841)
Advanced billings to clients	37,453	24,551
Deferred contract revenues	12,008	(3,093)
Other long-term liabilities	(5,921)	8,743

Net cash provided by operating activities	104,405	50,792

Cash flows from investing activities:
Purchases of short-term investments	(72,615)	(130,171)
Proceeds from sale of short-term investments	38,837	163,044
Additions to property and equipment and intangible assets	(18,076)	(32,239)
Cash paid for acquisitions, net of cash received	(1,400)	4,617

Net cash (used in) provided by investing activities	(53,254)	5,251

Cash flows from financing activities:
Proceeds from the exercise of stock options	2,058	2,002
Short-term borrowings	12,878	27,446
Repayments of short-term borrowings, capital leases and long-term debt	(25,227)	(15,971)
Purchase of Class A common shares into treasury	(131)	(46,562)

Net cash used in financing activities	(10,422)	(33,085)

Effect of exchange rate changes on cash and cash equivalents	(1,224)	2,818

Net increase in cash and cash equivalents	39,505	25,776

Cash and cash equivalents, beginning of period	157,928	124,681

Cash and cash equivalents, end of period	$197,433	$150,457

Supplementary disclosure of cash paid during the period:
Interest paid	$5,315	$6,852
Income taxes paid	243	6,148

Hewitt Associates	11